UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 15, 2014
BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC
(Exact name of registrant as specified in its charter)

Texas	333-174226	38-3769404
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)
11451 Katy Freeway, Suite 500
Houston, Texas 77079
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (281) 598-8600
Not Applicable
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 and 3.03	Entry into a Material Definitive Agreement; Material Modification to Rights of Security Holders

Entry into Second Supplemental Indenture
On August 19, as a result of the receipt by Black Elk Energy Offshore Operations, LLC (the “Company” or “we”) of the requisite consents in connection with the tender offer (the “Offer”) and consent solicitation (the “Consent Solicitation”) of the Company’s outstanding $150,000,000 aggregate principal amount of 13.75% senior secured notes due 2015 (the “Notes”) prior to 5:00 p.m. Eastern Time on August 13, 2014 (the “Expiration Time”) and the satisfaction or waiver of the conditions to effectiveness specified in the Company’s Offer to Purchase and Consent Solicitation Statement dated July 16, 2014, the Company, Black Elk Energy Finance Corp., the guarantor and the trustee under the Indenture governing the Notes dated as of November 23, 2010, as supplemented by the First Supplemental Indenture dated as of May 31, 2011 (the “Indenture”) entered into a Second Supplemental Indenture (the “Supplemental Indenture”) in order to effect the proposed amendments to the Indenture effective as of August 19, 2014 (the “Effective Time”). At the Effective Time, the Supplemental Indenture will be binding on all holders of the Notes, including those who did not deliver a consent or who validly revoked their consent before the Expiration Time.
Among other things, the Supplemental Indenture will (i) allow the Company to apply the net proceeds from the Renaissance Sale (as defined below) to consummate the Offer and to use any remaining proceeds from the Renaissance Sale to purchase preferred equity issued by the Company; (ii) permit the incurrence of indebtedness arising from the performance of the Company’s plugging and abandonment obligations and liens on the Company’s oil and gas properties to secure such indebtedness; and (iii) remove the covenant prohibiting the Company and its Restricted Subsidiaries (as defined in the Indenture) from incurring aggregate capital expenditures in excess of 30% of Consolidated EBITDAX (as defined in the Indenture) in any fiscal year.
The description of the Supplemental Indenture in this Form 8-K is a summary and is qualified in its entirety by the terms of the Supplemental Indenture. A copy of the Supplemental Indenture is attached hereto as Exhibit 4.1 and incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets

Sale of Assets
On August 15, 2014, the Company completed the previously announced sale to Renaissance Offshore, LLC (“Renaissance”) of seven operated and two non-operated assets in the offshore Gulf of Mexico (the “Renaissance Sale”). After customary purchase price adjustments, the Company received $149.2 million in net proceeds from the Renaissance Sale. The assets sold in the Renaissance Sale represent a significant amount of the Company’s cash flow, proved reserves and production.

Item 7.01	Other Events

On August 21, 2014, the Company issued a press release announcing (i) the closing of the Renaissance Sale, (ii) the acceptance of the Notes in connection with its previously announced Offer and Consent Solicitation and (iii) the execution of the Supplemental Indenture. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01, including the attached Exhibit 99.1, is being "furnished" pursuant to General Instruction B.2 of Form 8-K and shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and is not incorporated by reference into any Company filing, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit        Description

4.1*
Second Supplemental Indenture, dated as of August 19, 2014, by and among Black Elk Energy Offshore Operations, LLC and Black Elk Energy Finance Corp. as issuers, Black Elk Energy Land Operations, LLC as guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent.

99.1*	Press Release issued by Black Elk Energy Offshore Operations, LLC, dated August 21, 2014.

*	Included herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: August 21, 2014

BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC Black Elk Energy, LLC, its sole member

By:	/s/ John Hoffman
John Hoffman
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit        Description

4.1*
Second Supplemental Indenture, dated as of August 19, 2014, by and among Black Elk Energy Offshore Operations, LLC and Black Elk Energy Finance Corp. as issuers, Black Elk Energy Land Operations, LLC as guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent.

99.1*	Press Release issued by Black Elk Energy Offshore Operations, LLC, dated August 21, 2014.

*	Included herewith.